UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 04, 2024

Tyra Biosciences, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-40800	83-1476348
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2656 State Street
Carlsbad, California	92008
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (619) 728-4760

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	TYRA	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 4, 2024, in connection with the appointment of new directors to the Board of Directors (the “Board”) of Tyra Biosciences, Inc. (the “Company”), Isan Chen, M.D. resigned from the Board and the Compensation Committee of the Board effective as of May 7, 2024. Dr. Chen’s resignations from the Board and the Compensation Committee were not made in connection with a disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

On May 7, 2024, pursuant to the Amended and Restated Bylaws of the Company, the Board approved an increase in the number of authorized directors from nine to ten and appointed Susan Moran, M.D., M.S.C.E. and S. Michael Rothenberg, M.D., Ph.D. as directors. Dr. Moran filled the Class II vacancy on the Board resulting from Dr. Chen’s resignation, and Dr. Rothenberg was designated as a Class I director. In addition, Dr. Moran was appointed to the Compensation Committee and Science and Technology Committee of the Board, and Dr. Rothenberg was appointed to the Science and Technology Committee of the Board. The increase in the number of authorized directors and subsequent appointments of Dr. Moran and Dr. Rothenberg were effective as of May 7, 2024. These appointments were made based upon the recommendation of the Board’s Nominating and Corporate Governance Committee.

Dr. Moran, 54, served as Chief Medical Officer of RayzeBio, Inc. (acquired by Bristol Myers Squibb in February 2024) from July 2021 to May 2024. Prior to that, from March 2018 to June 2021, Dr. Moran was Chief Medical Officer at QED Therapeutics, Inc., an affiliate of BridgeBio Pharma, Inc., where she oversaw clinical development of infigratinib, leading to approval of Truseltiq. Prior to QED, Dr. Moran was at Puma Biotechnology, Inc. from 2014 to February 2018, contributing to the approval of Nerylnx®. She was Senior Medical Director until December 2016 when her role expanded to Vice President and Head of Clinical Development. Dr. Moran has played roles in the development, registration, and post-marketing support of products for a number of solid tumors, including bile duct, urothelial, and liver cancer, among others, as well as multiple sclerosis, achondroplasia, and other disorders. She is a board-certified internist and has served on the faculty of the University of Pennsylvania School of Medicine and Harvard Medical School. Dr. Moran currently serves on the board of directors of BioAtla, Inc., a position she has held since December 2020. Dr. Moran received her B.A. from the University of Virginia, M.D. from Duke University and M.S. in Clinical Epidemiology from the University of Pennsylvania School of Medicine.

Dr. Rothenberg, 54, has served as Chief Medical Officer of insitro, inc. since February 2024. Prior to this, he held positions at Pfizer from March 2020 to January 2024, including Vice President and Head of Early Oncology Development and Clinical Research and Head of Early Clinical Development. Before his time at Pfizer, Dr. Rothenberg served in various roles at Loxo Oncology, Inc. from August 2015 to January 2020, including as Vice President of Research and Development and as Director of Research and Development. Prior to his work in biotechnology, he was a medical oncologist and cancer researcher at the Massachusetts General Hospital Cancer Center. Dr. Rothenberg received his B.A. in Chemistry from Yale University and earned his M.D. and Ph.D. from Stanford University.

In connection with their appointment to the Board, pursuant to the Company’s Non-Employee Director Compensation Program, each of Dr. Moran and Dr. Rothenberg were granted options to purchase 37,200 shares of the Company’s common stock. The options have an exercise price per share equal to the fair market value of the Company’s common stock on the date of grant. The foregoing awards will vest in substantially equal monthly installments over the thirty-six months following the date of grant. Dr. Moran and Dr. Rothenberg will also receive cash compensation for their service on the Board and committees thereof in accordance with the Company’s Non-Employee Director Compensation Program, as such program may be amended from time to time.

Further, in connection with their appointment to the Board, each of Dr. Moran and Dr. Rothenberg entered into the Company’s standard form of indemnification agreement, the form of which has been filed with the Company’s most recent annual report on Form 10-K.

There are no arrangements or understandings between either Dr. Moran or Dr. Rothenberg and any other person pursuant to which they were selected to serve on the Board. There are no transactions in which the Company or any of its subsidiaries is a party and in which either Dr. Moran or Dr. Rothenberg has a material interest subject to disclosure under Item 404(a) of Regulation S-K. The Board has determined that Dr. Moran and Dr. Rothenberg are independent directors in accordance with the listing requirements of The Nasdaq Stock Market LLC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

TYRA BIOSCIENCES, INC.

Date: May 7, 2024	By:	/s/ Alan Fuhrman
Alan Fuhrman Chief Financial Officer